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                                                                     Exhibit 5.1


_________ __, 199__

DIMAC Corporation
5775 Peachtree Dunwoody Road
Suite C-150
Atlanta, Georgia  30342

Ladies and Gentlemen:

      We have acted as special counsel to DIMAC Corporation (the "Company") in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $100 million aggregate principal amount of 12 1/2% Series B Senior Subordinated Notes Due 2008 of the Company (the "New Notes") to be offered and issued by the Company under an Indenture dated as of October 15, 1998 by and among the Company, the subsidiary guarantors named therein and Wilmington Trust Company, as Trustee.

      Upon the basis of the foregoing, we are of the opinion that, upon issuance thereof in the manner described in the Registration Statement, the New Notes will be valid and binding obligations of the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                    Very truly yours,


                                    /s/  White & Case LLP